Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Melvin Keating	Kellie Nugent
President and CEO	Shelton Investor Relations
408-855-4900	972-239-5119 Ext. 125
knugent@sheltongroup.com
Alliance Semiconductor Appoints Melvin L. Keating Interim President, Chief Executive Officer
and Chief Financial Officer
SANTA CLARA, Calif.—(BUSINESS WIRE)-Dec. 5, 2005-Alliance Semiconductor Corporation (NASDAQ: ALSC, previously ALSCE) today announced the appointment of Melvin L. Keating as Interim President, Chief Executive Officer and Chief Financial Officer effective immediately. On December 1, 2005, the Company’s Board of Directors accepted the resignation of Mr. N. Damodar Reddy from his role as President, Chief Executive Officer and Interim Chief Financial Officer. Mr. Reddy continues to serve as Chairman of the Board of Directors.
Mr. Keating has served as a special consultant to the Company since October 2005, reporting directly to the Board of Directors. Immediately prior to joining the Company, Mr. Keating served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx, Inc. (NASDAQ: QVDX) from April 2004 to September 2005. Prior to Quovadx from 1997 to 2004, Keating served as a strategy consultant to Warburg Pincus Equity Partners, a private equity and venture capital firm, where he sourced deals and performed due diligence. From 1995 to 1997, Mr. Keating served as President and CEO of Sunbelt Management, a $1 billion net worth private company that owns and manages commercial and retail properties and is the largest landlord of Target Stores. From 1986 to 1995, Mr. Keating served as Senior Vice President — Finance and Administration of Olympia & York Companies (and its successors), a $20 billion private company that developed NYC’s World Financial Center and London’s Canary Wharf. From 2001 to 2004, Mr. Keating served on the Board of Price Legacy Corporation, a REIT he helped create while at Warburg Pincus. In addition he serves on the Board of Plymouth Rubber Company. Mr. Keating holds two Masters degrees from the University of Pennsylvania, Wharton School.
Forward-Looking Statements
This press release contains certain forward-looking statements, which can be identified by the use of words such as “will,” that are based on managements’ assessments as of the date hereof, include the assumptions that underlie such assessments and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: changes in Alliance’s competitiveness, business, products, management and opportunities, and other risks described in Alliance’s Form 10-K, Forms

10-Q and 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking statements in this press release.
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